Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2009 (May 15, 2009 as to Note 1 as it relates to the correction of volume rebates and Note 11 for events that occurred after March 18, 2009) relating to the financial statements and financial statement schedule of Nature’s Sunshine Products, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and our report dated March 18, 2009 relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of Nature’s Sunshine Products, Inc. and subsidiaries for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Salt Lake City, UT

December 29, 2009